UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2014 (September 3, 2014)

AVALON HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

One American Way, Warren, Ohio 44484

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

ITEM 8.01 Other Events

As a result of a seismic event with a magnitude of 2.1 occurring on August 31, 2014, the Chief of the Division of Oil and Gas Resources Management (‘Chief or Division”) issued orders on September 3, 2014, to immediately suspend all operations of both the Company’s saltwater injection wells. The orders were based on the findings that the two saltwater injection wells are located in close proximity to the area of known seismic activity and also that the saltwater injection wells pose a risk of increasing or creating seismic activity. The two saltwater injection wells are located approximately 112 feet apart. Based on these findings, the Chief ordered the immediate suspension of all operations of the two saltwater injection wells, until the Division can further evaluate the wells. Management of the Company is complying with the orders and is working with the Ohio Department of Natural Resources to try to resolve this issue as soon as possible.

The Youngstown Vindicator daily newspaper reported the following on Friday, September 5, 2014:

ODNR orders Weathersfield injection wells to cease operations

WEATHERSFIELD

The Ohio Department of Natural Resources has ordered the American Water Management Services injection wells on state Route 169 to cease operations while an investigation takes place into a 2.1 magnitude earthquake that took place at the site Sunday evening.

An ODNR statement said the seismic monitors in place at or near the site were “able to determine that possible evidence exists linking the … injection well operation” to Sunday’s earthquake.

Bethany McCorkle, ODNR spokesman, said late Friday the Company “has cooperated with our request and the two injection wells on site remained closed.”

The Order was issued on Wednesday, McCorkle said, though neither AWMS or ODNR had indicated before today that such an order had been issued.

“We will continue to evaluate all the data to determine what exactly happened and will share more information as it is available,” McCorkle’s statement said.

McCorkle added that Sunday’s earthquake was “a relatively minor event,” but ordered the shutdown “out of an abundance of caution.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON HOLDINGS CORPORATION
(Registrant)

DATED: September 9, 2014	/s/ Timothy C. Coxson
	By:	Timothy C. Coxson
Chief Financial Officer and Treasurer

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